EXHIBIT 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COTHERIX, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CoTherix, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is CoTherix, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on February 10, 2000 under the name Exhale Therapeutics, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is CoTherix, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 50,366,665. The total number of shares of common stock authorized to be issued is 30,000,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 20,366,665, par value $0.001 per share (the “Preferred Stock”), of which 866,666 shares are designated as “Series A Preferred Stock,” 3,333,333 shares are designated as “Series B Preferred Stock,” 16,166,666 shares are designated as “Series C Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series A Preferred Stock, Series B Preferred Stock or Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Upon payment to the holders of shares of Series C Preferred Stock in full in accordance with the applicable Dividend Rate, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.120 per annum for each share of Series A Preferred Stock, $0.216 per annum for each share of Series B Preferred Stock and $0.276 per annum for each share of Series C Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series C Original Issue

Price (as defined below), plus declared but unpaid dividends on such shares of Series C Preferred Stock. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock (first to the Series C Original Issue Price and then to any declared but unpaid dividends) in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Series C Original Issue Price” shall mean $3.45 per share for each share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation).

(b) After payment in full to the holders of Series C Preferred Stock of the amount set forth in Section B.2 (a) above, the holders of each share of Series A Preferred Stock or Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series A Original Issue Price or Series B Original Issue Price, as applicable (each as defined below), plus declared but unpaid dividends on such shares of Series A Preferred Stock or Series B Preferred Stock, as applicable. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock (first to the Series A Original Issue Price or Series B Original Issue Price, as applicable, and then to any declared but unpaid dividends) in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b). For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Series A Original Issue Price” shall mean $1.50 per share for each share of the Series A Preferred Stock and “Series B Original Issue Price” shall mean $2.70 per share for each share of Series B Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation).

(c) Upon the completion of the distribution required by subsection (b) of this Section 2, the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock) until, with respect to the holders of Series A Preferred Stock and Series B Preferred Stock, such holders shall have received the applicable Participation Cap (as defined below) for such shares. Thereafter, if Proceeds remain, the holders of the Common Stock and Series C Preferred Stock shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each (assuming conversion of the shares of Series C Preferred Stock into shares of Common Stock at the applicable conversion ratio). For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Participation Cap” shall mean $4.50 for the Series A Preferred Stock and $8.10 for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to each such series of Preferred Stock occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation), which amounts include amounts paid pursuant to subsection (b) of this Section 2.

(d) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series C Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.”

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. The fair market value shall be mutually determined in good faith by (x) this corporation’s Board of Directors and (y) the holders of a majority of the outstanding shares of Series C Preferred Stock (or, if no such mutual agreement can be reached, by a mutually acceptable independent appraiser); provided, however, that for securities that are subject to restrictions (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) no discount shall be made to the fair market value determination to reflect any such restrictions on free marketability and, provided, further, notwithstanding any of the foregoing, the value of any securities traded on a securities exchange or through the Nasdaq National Market, shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4(h) hereof.

3. Redemption.

(a) At any time on or after December 31, 2008, but within ninety (90) days after the receipt by this corporation of a written request from the holders of at least 60% of the then outstanding Series C Preferred Stock that all of the then outstanding shares of Series C Preferred Stock be redeemed, this corporation shall, to the extent it may lawfully do so, redeem (such payment date being referred to herein as the “Redemption Date”) the then outstanding shares of Series C Preferred Stock by paying in cash therefor a sum per share equal to the Series C Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation) plus all declared but unpaid dividends on such shares (the “Series C Redemption Price”). If the funds legally available for redemption of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Redemption Price, this corporation shall effect such redemption pro rata among the holders of the Series C Preferred Stock so that each holder of Series C Preferred Stock shall receive a redemption payment equal to the aggregate amount available for redemption multiplied by a fraction, the numerator of which is the number of shares of Series C Preferred Stock held by such holder, and the denominator of which is the number of shares of Series C Preferred Stock outstanding.

(b) At any time on or after the date that all outstanding shares of Series C Preferred Stock shall have been redeemed pursuant to Section 3(a) above, but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than a majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock (voting together as a single class on an as converted basis) that all of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock be redeemed, this corporation shall, to the extent it may lawfully do so, redeem (such payment date being referred to herein as the “Series A and B Redemption Date” and collectively, along with the Series C Redemption Date, the “Redemption Date”) the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock by paying in cash therefor a sum per share equal to the applicable Original Issue Price for such shares of Series A Preferred Stock and Series B Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation) plus all declared but unpaid dividends on such shares (as applicable, the “Series A Redemption Price” and the “Series B Redemption Price” and each of the foregoing, collectively, along with the Series C Redemption Price, the “Redemption Price”). If the funds legally available for redemption of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series A Redemption Price or Series B Redemption Price, as applicable, this corporation shall effect such redemption pro rata among the holders of the Series A Preferred Stock and Series B Preferred Stock so that each holder of Series A Preferred Stock and Series B Preferred Stock shall receive a redemption payment equal to the aggregate amount available for redemption multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock and Series B Preferred Stock held by such holder, and the denominator of which is the number of shares of Series A Preferred Stock and Series B Preferred Stock outstanding.

(c) At least fifteen (15) but no more than thirty (30) days prior to the each applicable Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed hereunder, as applicable, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number and series of the shares of Preferred Stock to be redeemed from such holder, the Series C Redemption Price, Series B Redemption Price or Series A Redemption Price, as applicable, and the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subsection (3)(c), on or after the applicable Redemption Date, each holder of Preferred Stock to be redeemed on the Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series C Preferred Stock or Series A Preferred Stock and Series B Preferred Stock designated for redemption on the Redemption Date in the applicable Redemption Notice as holders of Series C Preferred Stock, Series A Preferred Stock or Series B Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Series C Preferred Stock or Series A Preferred Stock and Series B Preferred Stock, as the case may be, on the applicable Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock or Series A Preferred Stock and Series B Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares of Series C Preferred Stock ratably among the holders of such shares to be redeemed so that each holder of Series C Preferred Stock shall receive a redemption payment equal to the aggregate amount available for redemption multiplied by a fraction, the numerator of which is the number of shares of Series C Preferred Stock held by such holder, and the denominator of which is the number of shares of Series C Preferred Stock outstanding. The shares of Series C Preferred Stock or Series A Preferred Stock and Series B Preferred Stock entitled to redemption hereunder, but not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on the Redemption Date but that it has not redeemed (similarly, as set forth in the first sentence of Section 3(c) above, giving preference to the redemption of shares of Series C Preferred Stock prior to the redemption of any shares of Series A Preferred Stock and Series B Preferred Stock).

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Preferred Stock, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for the Series A Preferred Stock shall be 1.4448 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series A Preferred Stock occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation). The initial Conversion Price per share for the Series B Preferred Stock shall be 2.5409 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series B Preferred Stock occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation). The initial Conversion Price per share for the Series C Preferred Stock shall be 3.2285 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series C Preferred Stock occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation); provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation’s initial sale of its Common Stock in a firm commitment underwritten public offering to be listed on the Nasdaq National Market or the New York Stock Exchange pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended (a “Qualified Public Offering”) or (ii) (A) with respect to the Series A Preferred Stock and Series B Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class on an as-converted basis), and (B) with respect to the Series C Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he, she, or it, as the case may be, shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which the Company’s Sixth Amended and Restated Certificate of Incorporation was accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding vested stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such

Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as mutually determined by the Board of Directors and the holders of a majority of the outstanding shares of Series C Preferred Stock (or, if no such mutual agreement can be reached, by a mutually acceptable independent appraiser) irrespective of any accounting treatment, and no discount shall be made to the fair market value determination to reflect any applicable investment letter or other restriction on free marketability.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof or issuable or issued as a dividend or other distribution on the Preferred Stock;

(B) Up to 5,218,811 shares of Common Stock, either issued in the form of restricted stock awards or options exercisable for Common Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation), issued or issuable to officers, directors, consultants and employees of the corporation or any subsidiary pursuant to this corporation’s Amended and Restated 2000 Stock Option Plan (or in exchange for any stock options issued pursuant to the this corporation’s Amended and Restated 2000 Stock Option Plan) or any plan, agreement or arrangement approved by the Board of Directors of the corporation;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d); or

(F) Common Stock issued with the approval of the Board of Directors of this corporation and the holders of more than 50% of the Series C Preferred Stock.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price applicable to the Series C Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. Any such waiver shall bind all future holders of shares of Series C Preferred Stock. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price applicable to the Series A Preferred Stock or Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting together as single class and on an as-converted basis). Any such waiver shall bind all future holders of shares of Series A Preferred Stock and Series B Preferred Stock.

(l) No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. The holders of shares of Series B Preferred Stock shall be entitled to elect two (2) directors of this corporation at any election of directors. The holders of shares of Series C Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate classes or series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Sixth Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the vote of a majority of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) So long as at least 216,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation) of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, take any action which amends this Sixth Amended and Restated Certificate of Incorporation or the bylaws of this corporation so as to adversely effect the rights and preferences of the holders of Series A Preferred Stock set forth herein or therein.

(b) So long as at least 833,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation) of Series B Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, take any action which amends this Sixth Amended and Restated Certificate of Incorporation or the bylaws of this corporation so as to adversely effect the rights and preferences of the holders of Series B Preferred Stock set forth herein or therein.

(c) So long as at least 833,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like occurring after the date of the filing of this Sixth Amended and Restated Certificate of Incorporation) of Series C Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, take any action which:

(i) alters or changes the rights, preferences or privileges of the Series C Preferred Stock;

(ii) increases or decreases the authorized number of shares of Common Stock or Preferred Stock;

(iii) creates (by reclassification or otherwise) or authorizes any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series C Preferred Stock;

(iv) results in the reclassification of any class or series of this corporation’s capital stock;

(v) results in a Liquidation Event;

(vi) results in the redemption, repurchase, or acquisition by this corporation of outstanding shares of Common Stock (except in the case of any repurchase by this corporation of shares of Common Stock from any director, officer, employee or consultant pursuant to any agreement with such party providing this corporation with the right to make such a repurchase or pursuant to a right of first refusal) or Preferred Stock (except as contemplated under section 3 of Article IV(B) hereof);

(vii) authorizes, declares, or pays any dividend to the holders of any class or series of this corporation’s capital stock;

(viii) amends this Sixth Amended and Restated Certificate of Incorporation or the bylaws of this corporation so as to adversely affect the rights and preferences of the holders of Series C Preferred Stock set forth herein or therein; or

(ix) results in this corporation incurring liabilities for borrowed money in excess of $1,000,000 in the aggregate from and after the Filing Date.

(d) So long as at least 833,000 shares of Series C Preferred Stock are outstanding, no adverse change in the rights, preferences or privileges of the Series C Preferred Stock may be accomplished by a merger or consolidation of the corporation with or into another corporation or entity unless the corporation has obtained the approval (by vote or written consent) of the holders of at least 50% of the then outstanding shares of Series C Preferred Stock.

(e) So long as at least 833,000 shares of Series C Preferred Stock are outstanding, the Corporation shall not amend Section 3 of Article IV(B) above so as to increase or decrease the approval required to effect a redemption of the shares of Series C Preferred Stock under such Section 3 unless the Corporation has obtained the approval (by vote or written consent) of the holders of at least 60% of the then outstanding shares of Series C Preferred Stock.

7. Status of Redeemed Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. This Sixth Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Dividend rights granted to Common Stock are as set forth in Section 1 of Article IV(B) hereof.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Sixth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Fourth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 20th day of February 2004.

/s/ Scott Harkonen

Scott Harkonen, Chief Executive Officer